EXHIBIT 21

List of Subsidiaries

NationsRent, Inc.
Las Olas Twelve Corporation
Las Olas Fourteen Corporation
NRGP, Inc.
NationsRent USA, Inc.
NationsRent West, Inc.
Logan Equipment Corp.
NationsRent Transportation Services, Inc.
BDK Equipment Company, Inc.
NR Delaware, Inc.
NationsRent of Texas, LP
NationsRent Dealer Group, LLC